DEBT CONVERSION AND STOCK PURCHASE AGREEMENT

This Debt Conversion and Stock Purchase Agreement (the “Agreement”) is entered into as of May 6, 2010, by and among Garb Oil & Power Corporation, a Utah corporation (the “Company”) and Greg Shepard (the “Purchaser”).  In consideration of the mutual promises contained herein the Company and the Purchaser hereby agree as follows:

Background:

1.              On January 3, 2006, the Company issued a Conventional Loan Document (Promissory Note) in the original principal amount of $33,000.00 (“2006 Note”).

2.              On October 7, 2009, the Company issued a Conventional Loan Document (Promissory Note) in the original principal amount of $6,000.00 (“2007 Note”, and together with the 2006 Note, the “Notes”).

3.              As of the date of this Agreement, the amount due and owing under the Notes is $103,507.00, which amount includes principal, accrued but unpaid interest in the amount of 12% and loan fees.

4.              The Company and the Purchaser have agreed to have the Purchaser convert the Notes into shares of Company common stock, par value $.0001 per share ("Common Shares"), of the Company as set forth herein;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties hereinafter set forth, the parties hereto hereby agree as follows:

1. Debt Conversion / Stock Purchase. Purchaser hereby agrees, subject to the conditions set forth herein, to convert the principal and accrued interest on the Notes in the amount of $103,507.00 into shares of the Company's Common Shares ("Conversion Shares") at a conversion price equal to 50% of the average bid price of the Common Shares for the five days preceding the date of this Agreement in full satisfaction and accord of the obligations under the Note ("Debt Conversion"), subject to appropriate adjustment for reclassifications, stock splits, stock dividends, spin-offs or distributions, share combinations or other similar changes affecting the Preferred Stock as a whole. The Debt Conversion and full satisfaction of the Company’s obligations under the Notes constitute full and adequate consideration for the Conversion Shares, and the Conversion Shares, when issued in accordance with the terms herein, will be fully-paid and nonassessable outstanding Common Shares.

2. General.  The Purchaser hereby makes the representations on Exhibit A with respect to the purchase of the Conversion Shares hereunder.  This Agreement shall be governed by the laws of the State of Utah without regard to principles of conflicts of laws.  The representations, warranties, covenants and agreements made in this Agreement shall survive the closing of the transactions contemplated hereby.  Neither party may assign this Agreement except with the prior written consent of the other party.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties.  This Agreement constitutes the entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings with respect thereto.  No provision of this Agreement may be amended or waived except by a written instrument signed by all parties.  No unenforceable or invalid provision of this Agreement shall affect the enforceability or validity of the remaining provisions hereof.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute one instrument.  Facsimile copies of signed signature pages of this Agreement shall be binding originals.

IN WITNESS WHEREOF, this Stock Purchase Agreement is executed effective as of the date first set forth above.

PURCHASER:                                                                                     COMPANY:

GARB OIL & POWER COROPRATION
a Utah corporation

By:
Greg Shepard
Name: John Rossi
Title: Chief Executive Officer

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

1. Accredited Investor.  The Purchaser is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

2. Purchasing for Own Investment.  The Purchaser is purchasing the Conversion Shares solely for investment purposes, and not for further distribution.  The Purchaser’s entire legal and beneficial ownership interest in the Conversion Shares is being purchased and shall be held solely for the Purchaser’s account, except to the extent the Purchaser intends to hold the Conversion Shares jointly with the Purchaser’s spouse.  The Purchaser is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Conversion Shares.  The Purchaser’s investment intent is not limited to its present intention to hold the Conversion Shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3. Ability to Protect Own Interests.  The Purchaser can properly evaluate the merits and risks of an investment in the Conversion Shares and can protect its own interests in this regard, whether by reason of the Purchaser’s own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom the Purchaser has consulted, or the Purchaser’s preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4. Informed About the Company.  The Purchaser is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Conversion Shares.  The Purchaser has had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information it deems appropriate for assessing the risk of an investment in the Conversion Shares.

5. Economic Risk.  The Purchaser realizes that the purchase of the Conversion Shares involves a high degree of risk, and that the Company’s future prospects are uncertain.  The Purchaser is able to hold the Conversion Shares indefinitely if required, and is able to bear the loss of its entire investment in the Conversion Shares.

6. Restricted Securities.  The Purchaser understands that the Conversion Shares will be “restricted securities” unless (a) the Conversion Shares are registered under the Securities Act or (b) Purchaser receives an opinion of counsel that the Conversion Shares qualify for exemption for non-public offerings under Rule 144.  If the Conversion Shares are classified as restricted securities, the Purchaser also understands and agrees that: (i) the Purchaser must hold the Conversion Shares indefinitely, unless any subsequent proposed resale is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144); (ii) the Company is under no obligation to register any subsequent proposed resale of the Conversion Shares; and (iii) the certificate evidencing the Conversion Shares will be imprinted with a legend which prohibits the transfer of the Conversion Shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7. Rule 144.  The Purchaser is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the Conversion Shares acquired from an issuer in a non-public offering.  The Purchaser understands that its ability to sell the Conversion Shares under Rule 144 will depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than one year after the Purchaser’s purchase and full payment (within the meaning of Rule 144) for the Conversion Shares; and (iii) if the Purchaser is an affiliate of the Company, or a non-affiliate who has held the Conversion Shares less than two years after the Purchaser’s purchase and full payment: (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of Conversion Shares being sold during any three month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8. Availability of Rule 144.  The Purchaser further understands that at the time the Purchaser wishes to sell the Conversion Shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which would preclude the Purchaser from selling the Conversion Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

9. Restrictions on Resale.  The Purchaser understands that in the event Rule 144 is not available it, any future proposed sale of any of the Conversion Shares by the Purchaser will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) written notice to the Company containing detailed information regarding the proposed sale, (ii)  an opinion of counsel to the effect that such sale will not require registration, and (iii) the Company notifying the Purchaser in writing that its counsel concurs in such opinion.  The Purchaser understands that neither the Company nor its counsel is obligated to provide the Purchaser with any such opinion.  The Purchaser understands that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

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